SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 12, 2003
Protection One, Inc. (Exact Name of Registrant as Specified in Charter)	Protection One Alarm Monitoring, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	Delaware (State or Other Jurisdiction of Incorporation)

1-12181-01 (Commission File Number)	1-12181 (Commission File Number)

93-1063818 (I.R.S. Employer Identification No.)	93-1065479 (I.R.S. Employer Identification No.)

818 S. Kansas Avenue Topeka, Kansas 66612 (Address of Principal Executive Offices, Including Zip Code)	818 S. Kansas Avenue Topeka, Kansas 66612 (Address of Principal Executive Offices, Including Zip Code)

(785) 575-1707 (Registrant’s Telephone Number, Including Area Code)	(785) 575-1707 (Registrant’s Telephone Number, Including Area Code)

Protection One, Inc.

Item 5.  Other Events

                On March 12, 2003, pursuant to Section 3.10 of the Contribution Agreement dated as of July 30, 1997, as amended, Westar Energy, Inc. (“Westar Energy”) requested that we take whatever steps were necessary so that the following individuals would become Westar Energy’s  designees to our Board of Directors: Gene A. Budig (current Director), William B. Moore (Executive Vice President and Chief Operating Officer of Westar Energy), Larry D. Irick (Vice President, General Counsel and Corporate Secretary of Westar Energy) and Bruce A. Akin (Vice President, Business Services of Westar Energy).  In addition, Westar Energy indicated that it selected Mr. Moore as Chairman of the Board of Directors.  Following Westar Energy’s request for three new designees, on March 21, 2003 and March 24, 2003, respectively, Maria de Lourdes Duke and Steven V. Williams, two of our then existing Directors, resigned from the Board of Directors.

                At a meeting of our Board of Directors on March 26, 2003, all of the then remaining members of the Board of Directors appointed Messrs Moore, Irick and Akin to the Board of Directors pursuant to Article IV, Section 4 of our Bylaws, and appointed Mr. Moore as Chairman of the Board of Directors pursuant to Article IV, Section 14 of our Bylaws.

                A copy of the press release relating to these matters is attached hereto as Exhibit 99.1.

                In addition, on March 19, 2003, we submitted two letters to the Kansas Corporation Commission (the “KCC”) in response to KCC Order No. 65, one of which was addressed to the KCC and the other of which was addressed to Westar Energy.  As described in the letters, we agreed to (i) release Westar Energy from certain claims relating to Protection One Data Services, Inc. (“PODS”), AV One, Inc. and the Management Services Agreement and (ii) accept the conditions set forth in Order No. 65 relating to matters other than PODS, AV One, Inc. and the Management Services Agreement.  We do not intend to seek reconsideration of Order No. 65.

                Copies of the letters submitted to the KCC are attached hereto as Exhibits 99.2 and 99.3.

Item 7.	Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1 —Press Release, dated March 27, 2003

Exhibit 99.2 —Letter Addressed and Submitted to Kansas Corporation Commission, dated March 19, 2003

Exhibit 99.3 —Letter Addressed to Westar Energy and Submitted to Kansas Corporation Commission, dated March 19, 2003

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protection One, Inc.

Date: March 27, 2003	By:	/s/ Darius G. Nevin
Darius G. Nevin Executive Vice President and Chief Financial Officer

Protection One Alarm Monitoring, Inc.

Date: March 27, 2003	By:	/s/ Darius G. Nevin
Darius G. Nevin Executive Vice President and Chief Financial Officer